Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-226048 on Form S-3 and Registration Statement No. 333-219012 on Form S-8 of our report dated February 13, 2020, relating to the financial statements and financial statement schedules of Safehold Inc. (which report expresses an unqualified opinion relating to the adoption of a new accounting standard), appearing in this Annual Report on Form 10-K of Safehold Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
New York, NY
February 13, 2020